FILE NO. 70-9697



                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                     POST-EFFECTIVE AMENDMENT NO. 1
                             (FORM POS AMC)
                                  TO
                               FORM U-1
                  APPLICATION/DECLARATION UNDER THE
              PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
         WITH RESPECT TO THE ISSUANCE OF RATE REDUCTION BONDS
                      AND RELATED TRANSACTIONS

The Connecticut Light           Western Massachusetts Electric Company
  and Power Company             174 Brush Hill Avenue
107 Selden Street               West Springfield, MA 01090
Berlin, CT 06037


               Public Service Company of New Hampshire
                          1000 Elm Street
                        Manchester, NH 03101
(Names of companies filing this statement and addresses of principal executive offices)

                         NORTHEAST UTILITIES
               (Name of top registered holding company)
                         Cheryl W. Grise'
        Senior Vice President, Secretary and General Counsel
                  Northeast Utilities Service Company
                         107 Selden Street
                         Berlin, CT 06037
            (Name and address of agent for service)
The Commission is requested to mail signed copies of all orders, notices and communications to:

Jeffrey C. Miller, Esq.                  Randy A. Shoop
Assistant General Counsel                Assistant Treasurer - Finance
Northeast Utilities Service Company      Northeast Utilities Service Company
P.O. Box 270                             P.O. Box 270
Hartford, CT 06141-0270                  Hartford, CT 06141-0270



                     Richard J. Wasserman, Esq.
                      Day, Berry & Howard LLP
                            CityPlace I
                      Hartford, CT 06103-3499



I. The Utilities indicated in the application/declaration in this file, as amended (the "Application"), that the Financing Order issued by the CDPUC authorizes CL&P to cause the issuance of RRBs in a principal amount not to exceed $1.551 billion, which is greater than the $1.489 billion authorization granted by the Commission in the Use of Proceeds Order and referenced in the Commission's notice in this file, HCAR No. 27222 (August 25, 2000) (the "Initial Notice"). The Utilities further indicated in the Application that they would seek additional authorization from the Commission for CL&P to cause the issuance of such greater principal amount. Accordingly, the Utilities hereby seek such additional authorization by amending paragraph 12 of the Application to read in its entirety as follows:

12. Pursuant to the Securitization Acts, the SPE will issue RRBs, which in turn will be sold to investors. The following principal amount of RRBs will be issued on behalf of each Utility on or before August 31, 2005:

CL&P     not to exceed $1.551 billion
WMECO    not to exceed $303 million
PSNH     not to exceed $670 million

As set forth in paragraph 47 below, the Utilities respectfully request the Commission's approval to consummate, on or prior to August 31, 2005, all transactions described in this Application. The "not to exceed" principal amounts set forth above for CL&P and PSNH are the "not to exceed" principal amounts approved in the Financing Orders issued by the CDPUC and NHPUC, respectively. See supra note 6 and Exhibits D 1.2 and D 3.2.2 attached hereto. The "not to exceed" principal amount set forth above for WMECO is consistent with the authorization sought by WMECO in the Use of Proceeds Filing and granted by the Commission in the Use of Proceeds Order, because WMECO has not yet received a Financing Order from the MDTE. See supra note 6. Accordingly, the Utilities hereby respectfully request the issuance of an order by the Commission approving the proposed transactions in the amounts set forth above for CL&P and PSNH and reserving jurisdiction over the proposed transaction for WMECO.

II. By order dated December 26, 2000 (HCAR No. 27319), the Commission authorized CL&P to cause the issuance of RRBs in a principal amount not to exceed $1.489 billion, the amount for which CL&P sought authorization in the Application as originally filed and which was referenced in the Initial Notice.

III. The Utilities hereby request that the Commission publish a notice under Rule 23 with respect to the filing of this Post-Effective Amendment No. 1 as soon as practicable and issue an order with respect to the additional authorization described in Part I above on or prior to March 1, 2001. A form of notice suitable for publication in the Federal Register is attached hereto as Exhibit H 3.

IV.   The Application is further amended as follows:

A. By replacing the first sentence of paragraph 48, which appears before the table, with the following:

Each Utility undertakes to file all material financing documents relating to its RRB transaction with the certificate filed pursuant to Rule 24 under the Act after the consummation of such transaction. The following exhibits are filed with this Application (asterisked (*) items were filed with the original Application; double asterisked (**) items were filed with Amendment No. 1 to this Application; triple asterisked (***) items were filed with Amendment No. 2 to this Application; quadruple asterisked items (****) are filed with this Amendment No. 3; quintuple asterisked items (*****) were filed with Amendment No. 4; sextuple asterisked items (******) were filed with Amendment No. 6); and items marked # are filed with this Post-Effective Amendment No. 1.
B. By inserting the following new entry in the table contained in paragraph 48:

#H 3   Proposed Form of Notice (with respect to Post-Effective
Amendment No. 1)

V. The following exhibit is filed herewith (the exhibit number corresponds to the exhibit number contained in the Application):

H 3   Proposed Form of Notice (with respect to Post-Effective Amendment
No. 1)

                                 SIGNATURES

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

THE CONNECTICUT LIGHT AND POWER COMPANY

By:  /s/Randy A. Shoop
Randy A. Shoop
Treasurer

WESTERN MASSACHUSETTS ELECTRIC COMPANY
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

By:  /s/Randy A. Shoop
Randy A. Shoop
Assistant Treasurer - Finance

Date:  January 31, 2001